FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2011

UNITED STATES CELLULAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-9712 (Commission File Number)	62-1147325 (I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)		60631 (Zip Code)

Registrant’s telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following information is being provided pursuant to paragraph (e) of Item 5.02 of Form 8-K:

As of June 22, 2011, the United States Cellular Corporation (“U.S. Cellular”) 2011 Executive Officer Annual Incentive Plan Effective January 1, 2011 (“Executive Incentive Plan”) was approved by both U.S. Cellular’s Chairman and by U.S. Cellular’s President and Chief Executive Officer. Such officers do not participate in such plan.

The purposes of the Executive Incentive Plan are: to provide incentive for the officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business measures; to reward U.S. Cellular’s executive officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented executives in positions of critical importance to the success of U.S. Cellular. Eligible participants in the Executive Incentive Plan are executive vice presidents of U.S. Cellular. Each participant’s target incentive is expressed as a percentage of base salary.

The Executive Incentive Plan and other officer bonus plans of U.S. Cellular are discretionary in nature and are based, in part, on company performance, individual performance, and individual bonus targets, which contribute to the formation and size of an aggregate bonus pool for all U.S. Cellular officers.

This officer bonus pool is determined by taking each officer’s target annual bonus payout (calculated as a percentage of the officer’s annual base salary) multiplied by the company / regional performance percentage attainment number achieved under the applicable officer bonus plan.  The U.S. Cellular President and CEO will consider the performance factors (see below) and any other information he/she deems relevant in determining the amount available under the bonus pool.  This pool and payouts are not vested until the bonus payout date.  To the extent and only to the extent that any bonus is paid for a performance year, such bonus shall be deemed to have been earned on December 31 of that performance year.

The President and CEO determines the actual payout that each officer will receive and is not bound to adhere to any guideline.  However, the sum of all participants’ actual awards cannot deviate from the officer bonus pool by + /- 18% for 2011.  The Chairman must approve all officer bonuses prior to payout.

The following financial performance measures will be considered in evaluating the achievements of the executive officer team for the purposes of the Executive Incentive Plan:  Customer Addition Equivalents; Customer Defections (Postpay Customer Disconnects); Consolidated Service Revenue; Cash Costs per Average Customer Equivalent; and Consolidated Cash Flow.  The financial performance measures which are equally weighted comprise 70% of the total target bonus opportunity.  This portion of the bonus is subject to negative discretion by the Chairman.  The remaining 30% of the total target bonus opportunity is based on the overall company performance of U.S. Cellular as determined by the Chairman and is 100% discretionary.

It is anticipated that bonuses will be paid during the period commencing on January 1, 2012 and ending on March 15, 2012.  Unless otherwise determined by U.S. Cellular’s Executive Vice President and Chief Human Resources Officer, no bonus shall be paid unless an officer remains employed through the bonus payout date.  However, an officer who separates due to retirement or death is eligible for a pro-rated bonus.

Any compensation earned or paid pursuant to the Executive Incentive Plan is subject to forfeiture, recovery by U.S. Cellular, or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The foregoing description of the Executive Incentive Plan is not purported to be complete with respect to the material terms of such plan and is qualified by reference to the complete Executive Incentive Plan for the material terms of such plan, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

As noted above, the President and Chief Executive Officer of U.S. Cellular does not participate in the Executive Incentive Plan.  U.S. Cellular has established guidelines for awarding bonuses to the President and CEO.  These guidelines were previously filed by U.S. Cellular as Exhibit 10.2 to U.S. Cellular’s Form 8-K dated November 18, 2009.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

Attached as Exhibit 99.1 is a safe harbor cautionary statement under the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation (Registrant)

Date:	June 27, 2011

By:	/s/ Steven T. Campbell
Steven T. Campbell Executive Vice President – Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
10.1	United States Cellular Corporation 2011 Executive Officer Annual Incentive Plan Effective January 1, 2011

99.1	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement